EXHIBIT 99.1
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                             NEWS RELEASE


                               LANDAUER


                         For Immediate Release

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                     LANDAUER, INC. REPORTS HIGHER
                FIRST QUARTER EARNINGS FOR FISCAL 2004


For Further Information Contact:  James M. O'Connell
                                  Vice President, Treasurer & CFO

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GLENWOOD, ILLINOIS, JANUARY 22, 2004 ... LANDAUER, INC. (NYSE: LDR),
reported that net income for its first fiscal quarter ended December 31, 2003 was $4,005,000, an increase of 5% compared with earnings of $3,809,000 for the same quarter in fiscal 2003. Net income per diluted share for the quarter just ended was $0.45 compared with $0.43 a year ago. Landauer, a recognized leader in personal and environmental radiation monitoring services, reported revenues of $16,778,000 for the first quarter of fiscal 2004, a 9% increase compared with revenues of $15,392,000 reported for the same quarter a year ago.

Approximately two-thirds of revenue growth for the quarter just ended was attributable to higher pricing and increased unit volume in domestic operations. Most of the U.S. growth occurred in the Company's core radiation measurement business, supplemented by increased fees for ancillary and other services. Growth in international revenues occurred as the result of a weak U.S. dollar, as well as modest pricing and unit gains.

Most of the international growth was attributable to LCIE-Landauer providing services to customers in France and the United Kingdom.

Cost of revenues and operating expenses for the current quarter were almost $1,100,000 higher than for the same period a year ago due to several factors. Higher salaries and employee benefits, particularly health care claims, and increased research and development expenditures represented the primary factors impacting domestic operations by more than $600,000. International operations also experienced higher costs primarily the result of a relatively weak dollar in virtually all non-U.S. locations. Other categories of expense also increased moderately. Resulting operating income for the quarter just ended was $6,359,000, an increase of 5% compared with $6,065,000 reported in fiscal 2003. Finally, net other income was higher than a year ago and the effective income tax rate was slightly higher at 37.4%.

In the quarter just ended, LCIE-Landauer began InLight service for some customers in France. Additionally, Landauer continued the expansion of InLight in the nuclear power segment of the U.S. market. Further applications of optically stimulated luminescence ("OSL") technology for radiation measurements, particularly as they may be applied in medicine and homeland security, represent the objectives for research and development expenditure.





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      Landauer, Inc.   2 Science Road    Glenwood, IL  60425-1586
      Phone 708.755.7000   Fax 708.755.7011   www.landauerinc.com


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LANDAUER, INC.                                               ADD 1

OUTLOOK

Landauer's business plan and outlook is unchanged for fiscal 2004. Revenue growth for the year is anticipated to be in the range of 6 - 7% and is evenly balanced among the Company's traditional revenue sources. Domestic revenue growth is expected to occur as a result of pricing, moderate unit growth and increased sales of ancillary services. International revenue growth, as well, is expected to result from pricing and increased units.

Aggregate costs and operating expenses for fiscal 2004 are expected to be slightly lower than fiscal 2003 levels, reflecting the absence of the $2.8 million non-cash impairment charge that occurred in 2003. A continued weak U.S. dollar, however, could impact both revenues and costs for most non-U.S. operations with only modest impact on operating income. Net other income in fiscal 2004 is anticipated to be comparable to 2003 and the effective income tax rate for fiscal 2004 is expected to be 37.5%. Resulting net income for 2004 is anticipated to be higher by 18 - 20% compared with fiscal 2003.

CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled a conference call that will be broadcast simultaneously over the Internet at www.viavid.net on Friday, January 23, 2004 at 10:00 a.m. central time. Please allow 15 minutes to register and download the required software. Replays will be available through Viavid's website.

ABOUT LANDAUER

Landauer is the leading provider of analytical services to determine occupational and environmental radiation exposure. For nearly 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.

SAFE HARBOR STATEMENT

Certain of the statements made herein constitute forward looking statements that are based on certain assumptions and involve certain risks and uncertainties, including, without limitation, assumptions, risks and uncertainties associated with the Company's introduction of the InLight technology, the adaptability of optically stimulated luminescence ("OSL") technology to new platforms and formats, the cost associated with the Company's research and business development efforts, the usefulness of older technologies, the anticipated results of operations of the Company and its subsidiaries or ventures, the valuation of the Company's long lived assets or business units relative to future cash flows, the Company's market position, changes in postal and delivery practices, the Company's business plans, anticipated revenue and cost growth, the risks associated with conducting business internationally, other anticipated financial events, the effects of changing economic and competitive conditions, foreign exchange rates, government regulations, accreditation requirements, and pending accounting pronouncements. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plans and prospects and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth under the caption "Significant Risk Factors" in the Company's Annual Report on Form 10-K for the year ended September 30, 2003 and other reports filed by the Company from time to time with the Securities and Exchange Commission.

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LANDAUER, INC.                                               ADD 2

            FIRST QUARTER FISCAL 2004 FINANCIAL HIGHLIGHTS
       (Unaudited; amounts in thousands, except per share data)



                                              Three months ended
                                                 December 31,
                                          -------------------------
                                              2003          2002
                                           ----------    ----------

Net revenues. . . . . . . . . . . . . .    $   16,778    $   15,392

Cost and expenses:
  Cost of sales . . . . . . . . . . . .         6,137         5,714
  Selling, general and administrative .         4,282         3,613
                                           ----------    ----------

                                               10,419         9,327
                                           ----------    ----------

Operating income. . . . . . . . . . . .         6,359         6,065

Other income - net. . . . . . . . . . .           265           226
                                           ----------    ----------

Income before income taxes and
  minority interest . . . . . . . . . .         6,624         6,291

Income taxes. . . . . . . . . . . . . .         2,479         2,349
                                           ----------    ----------
Income before minority interest . . . .         4,145         3,942

Minority interest therein . . . . . . .           140           133
                                           ----------    ----------

Net income. . . . . . . . . . . . . . .    $    4,005    $    3,809
                                           ==========    ==========

Net income per common share:
  Basic . . . . . . . . . . . . . . . .    $     0.45    $     0.43
                                           ==========    ==========

  Average shares outstanding. . . . . .         8,852         8,780
                                           ==========    ==========

  Diluted . . . . . . . . . . . . . . .    $     0.45    $     0.43
                                           ==========    ==========

  Average shares outstanding. . . . . .         8,930         8,863
                                           ==========    ==========

















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LANDAUER, INC.                                               ADD 3

                  SUMMARY CONSOLIDATED BALANCE SHEET
                   (unaudited, amounts in thousands)


                                         December 31, September 30,
                                             2003          2003
                                         ------------ -------------
ASSETS
Current Assets
  Cash and cash equivalents . . . . . .    $   10,663    $   10,572
  Short-term investments. . . . . . . .         1,463           440
  Receivables, net of reserves. . . . .        15,555        13,770
  Other current assets. . . . . . . . .         6,144         6,456
                                           ----------    ----------
Total current assets. . . . . . . . . .        33,825        31,238
                                           ----------    ----------

Net property, plant and equipment . . .        17,831        17,226
Equity in joint venture . . . . . . . .         3,134         3,402
Goodwill & other intangible assets,
  net of amortization . . . . . . . . .         7,882         8,056
Dosimetry devices, net of amortization.         4,580         4,121
Other assets. . . . . . . . . . . . . .           159           195
                                           ----------    ----------

TOTAL ASSETS. . . . . . . . . . . . . .    $   67,411    $   64,238
                                           ==========    ==========

LIABILITIES AND
STOCKHOLDERS' INVESTMENT
Current liabilities:
  Accounts payable. . . . . . . . . . .    $    1,524    $    1,548
  Dividend payable. . . . . . . . . . .         3,553         3,316
  Deferred revenue. . . . . . . . . . .        12,611        12,464
  Other current liabilities . . . . . .         9,458         7,501
                                           ----------    ----------

Total current liabilities . . . . . . .        27,146        24,829
                                           ----------    ----------

Minority interest in subsidiary . . . .         1,114           984
                                           ----------    ----------

Stockholder's investment. . . . . . . .        39,151        38,425
                                           ----------    ----------

TOTAL LIABILITIES AND
   STOCKHOLDERS' INVESTMENT . . . . . .    $   67,411    $   64,238
                                           ==========    ==========



















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